EXHIBIT 99.1

Otelco Announces Release Date for Second Quarter 2019 Results and Additional Fiber Investment

ONEONTA, Ala., July 09, 2019 (GLOBE NEWSWIRE) -- Otelco Inc. (Nasdaq: OTEL), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, announced today that it will release its second quarter 2019 financial and operational results after the close of trading on Tuesday, August 13, 2019.  The Company will hold a conference call to discuss these results on Wednesday, August 14, 2019, at 11:30 a.m. (Eastern Time).  To listen to the call, participants should dial (856) 344-9283 approximately 10 minutes prior to the start of the call.  A telephonic replay will be available from 2:30 p.m. (Eastern Time) on August 14, 2019 through August 23, 2019, by dialing (719) 457-0820 and entering Confirmation Code 7779890.

The live broadcast of Otelco’s quarterly conference call will be available online at www.Otelco.com on August 14, 2019, beginning at 11:30 a.m. (Eastern Time).  The online replay will be available at approximately 2:30 p.m. (Eastern Time) on August 14, 2019, and will continue to be available for 30 days.

ALTERNATIVE CONNECT AMERICA MODEL (A-CAM II) OFFER ACCEPTED
The Company has accepted the FCC’s A-CAM offer in Vermont, replacing traditional regulatory support for its Shoreham RLEC with A-CAM II funding.  The offer will provide approximately $1.4 million per year for ten years, retroactive to January 2019.  The FCC would require the network to support increased broadband speeds of 25/3 to approximately 3600 locations.  It is the Company’s current plan to meet these requirements by deploying VDSL and fiber-to-the-premise over the ten-year funding timeline.  Accepting the grant will have little impact on 2019 revenue but will eliminate the risk of forecasted reductions to the traditional FCC support Shoreham currently receives.

$5.0 MILLION INVESTMENT IN ALABAMA SIGNIFICANTLY EXPANDS FIBER AND IMPROVES BROADBAND SPEEDS
Otelco also announced the Company will install 113 miles of additional fiber in Alabama in the next nine months, focused on the northern part of its territory in and around Arab, Alabama.  In addition to the installation of fiber, the Company will upgrade its DSL platform in all states to VDSL, meeting the national standard of 25/3 or higher to nearly 50% of its customers not served by fiber-to-the-premise.  In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, the Company will upgrade its hybrid fiber coax network to DOCSIS 3.1 beginning in 2020.  Once completed, customers will be able to receive gigabit speed internet, with speeds similar to those available over a fiber-to-the-premise network.

Commenting on these developments, Richard Clark, President and Chief Operating Officer of Otelco, pointed out that, in the interim, the Company has increased speeds to the maximum available within its current platform until the new facilities are operational.  Clark said, “Our customers now have access to the maximum speed our network can provide while we enhance our offering with both fiber builds and new electronics.  We recognize that most households have multiple devices in use requiring internet connectivity.  While gigabit service is probably not necessary for most customers today, it is highly likely that speed requirements will continue to increase in coming years.  We are redesigning our network to provide for these future requirements.”

CAF II SERVICE BEGINS IN WESTERN MASSACHUSETTS
Otelco and its partner, WiValley, received funding for deploying a fixed wireless network to residents in four towns in western Massachusetts.  One out of four towers planned for the initial deployment has been installed and operational testing is underway with select customers.  The remaining towers are expected to be installed by the end of the summer.  Customer installations will occur simultaneously with the completion of each tower.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services.  Otelco provides over 69,000 services to more than 32,000 customers and is among the top 20 largest local exchange carriers in the United States.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:   Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis.Garner@Otelco.com